Exhibit 28.1


                                               FOR IMMEDIATE RELEASE
                                               August 2, 2001
                                               FOR ADDITIONAL INFORMATION
                                               CONTACT:  DARRELL E. BLOCKER
                                                         SR VICE PRESIDENT, CFO
                                                         (219) 356-3311


                         NORTHEAST INDIANA BANCORP, INC.
                ANNOUNCES Quarterly Cash Dividend and completion
                           of stock repurchase program

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation will pay a cash dividend of $0.11 per share for the quarter ended June 30, 2001. This is the twenty- fourth consecutive quarterly cash dividend the board has approved. The dividend will be payable on August 27, 2001 to shareholders of record on August 17, 2001.

The book value of NEIB's stock was $16.30 per share as of June 30, 2001. NEIB completed the stock repurchase program opened in August 2000. NEIB repurchased 117,000 shares at an average price of $11.62. NEIB now has 1,616,000 shares outstanding.

First Federal Savings Bank serves primarily Huntington County, Indiana through its three full service offices located in Huntington, Indiana.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana 46750 and the Company is traded on the Nasdaq National Market under the symbol "NEIB".